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Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

         We were previously principal accountants for CECO Environmental Corp. and, under the date of February 24, 2000, we reported on the consolidated financial statements of CECO Environmental Corp. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On September 28, 2000, our appointment as principal accountants was terminated. We have read CECO Environmental Corp's. statements included under Item 4 of its Form 8-K dated September 29, 2000, and we agree with such statements except that we are not in a position to agree or disagree with CECO Environmental Corp.'s statement that the change was approved by the Audit Committee of the Board of Directors.




                                                   /s/ Margolis & Company P.C.
                                                   ----------------------------

                                                   Certified Public Accountants


Bala Cynwyd, Pennsylvania

September 29, 2000